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                                  EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:          Jill Dunn
                  CompuCredit Corporation
                  (770) 206-6200
                  Jill.Dunn@CompuCredit.com

                       COMPUCREDIT ACQUIRES CITADEL GROUP

ATLANTA, April 13, 2000 - Atlanta-based credit card company CompuCredit announced today that it signed a definitive agreement to merge with Citadel Group, Inc. ("Citadel") of Daytona Beach, Florida. Per the agreement, CompuCredit will acquire all of the outstanding capital stock of Citadel with approximately 1.8 million newly issued shares of CompuCredit common stock valued at approximately $64 million. Citadel currently markets fee-based products and services to CompuCredit's Aspire-Registered Trademark- Visa-Registered Trademark- cardholders. The transaction will be accounted for as a pooling of interests. CompuCredit expects that the transaction will be slightly accretive to earnings per share during 2000, and that it will be highly accretive during 2001.

David Hanna, CompuCredit's CEO, said "this acquisition is an important component of our growth strategy. We have enjoyed a very successful joint venture with Citadel, during which time the penetration rate among our card holders for fee-based products and services has grown from 2% to 35%," he continued, "We believe this transaction allows us to accelerate our efforts to offer additional products and services to our customers."

Hanna further noted that the merger with Citadel would allow CompuCredit to further protect the privacy of its card holders. "We have always maintained a firm privacy commitment to our customers and have never allowed any of their information to be disseminated," he said. "By acquiring the marketer of our value-added fee-based products, we are in an even better position to protect the privacy of our consumers."


He said CompuCredit has continued to add approximately 20,000 to 25,000 new customers each week and that the Company will continue to focus on the profitability of its credit card product. However, Hanna said he expects that additional fee-based products are a natural fit and will add to the profit stream of the Company's business model. CompuCredit said that it believes that Citadel will earn between $6 and $7 million for the full year ending December 31, 2000. "We intend to invest in additional products and service offerings for our customers, and we think this strategy will allow us to generate very attractive returns in that area of our business into the future."


                                    - more -


Hanna added, "We find that just as our customers have been under-served for credit card products, they also have been under-served for fee-based products. We continually look for ways to develop new and better products for them as well as ways to increase response rates. We felt the best way to accomplish these joint goals was through the combination with Citadel."






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ABOUT COMPUCREDIT

CompuCredit Corporation is a credit card company that uses analytical techniques, including sophisticated computer models, to identify consumers who it believes are credit-worthy and are overlooked by more traditional consumer credit providers. CompuCredit markets unsecured Aspire-Registered Trademark-Visa-Registered Trademark- credit cards through direct mail, telemarketing and the Internet. In July 1999, CompuCredit launched its consumer web site, WWW.ASPIRECARD.COM through its Internet marketing services subsidiary AspireCard.com, Inc. Consumers can apply online and receive a credit decision within seconds. CompuCredit also markets life insurance, card registration, buying club memberships and travel services to its cardholders. Aspire Visa cards are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. CompuCredit completed its initial public offering in April of 1999 and was included in the Russell 2000-Registered Trademark- Index in July 1999.

This press release includes statements concerning our operations, prospects, strategies, financial condition, future economic performance and consumer demand for our products, as well as our intentions, plans and objectives that are forward-looking statements within the meaning of the federal securities laws and are intended to have the benefit of the federal safe harbor for forward-looking statements. CompuCredit can give no assurance that its plans or expectations, as reflected in these forward-looking statements will be achieved. These forward-looking statements are subject to various assumptions, risks, trends, uncertainties and other factors that could cause actual results to differ materially from those that are currently planned or expected. These factors include, among other things, the risks set forth under the caption "Risk Factors" in CompuCredit's Report on Form 10-K for the year ended December 31, 1999, on file with the Securities and Exchange Commission, including the risk that we may be unable to sustain and manage our growth, and the risk that we may encounter unanticipated difficulties integrating and managing acquired companies or businesses and that we may not realize the benefits or net income we expect from acquisitions. Moreover, as a consequence of those or other factors, CompuCredit's plans or expectations may change. CompuCredit undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.


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